Exhibit 99

1360 Porter Street • Dearborn, MI 48124

Phone (313) 565-5700 • Fax (313) 561-2291

DEARBORN BANCORP, INC.
SUPPLEMENTAL INFORMATION ON FREDDIE MAC PREFERRED STOCK

     On June 30, 2005, the Company recorded a $696,000 “Other Than Temporary Impairment” loss on an investment of 80,000 preferred shares of Freddie Mac (Nasdaq: FRE^N) in accordance with Financial Accounting Standard 115, and the Securities and Exchange Commission’s Staff Accounting Bulletin 59. The Company had previously reported the difference in market value as an unrealized loss on securities and recorded the unrealized loss to the capital account of the Company. The re-classification to other than temporary impairment loss is recognized in the earnings statement.

     The Company purchased this equity security on March 23, 2001. The security carried an initial dividend rate of 4.50% until March 31, 2002, its first annual call date. Thereafter, the dividend rate reprices annually on April 1 of each year to a rate equal to the 12 month LIBOR minus 20 basis points. Additionally, the dividend on this security is 70% tax deductible. This feature increases the effective yield significantly. As interest rates declined in 2002 and 2003, the yield on this security also declined.

     During 2004, the market value of this security was negatively impacted for two primary factors. The first factor was the interest rate environment. Short term interest rates declined during 2002 and 2003 and began to increase during 2004. The yield on this security does not react immediately to shifts in interest rates because of the annual adjustment feature. The dividend on this security did not benefit from the rise in short term interest rates during 2004 due to the timing of the dividend reset date. Based on the short term interest rates and the rising interest rate environment on December 31, 2004 and March 31, 2005, management expected the market value of this security to continue its upward trend.

     The second factor in the market value of this security has been the discovery of certain accounting irregularities at Freddie Mac and Fannie Mae that have raised questions about the credit quality of these organizations. The timing of the decline in the market value of the security also coincides with the public announcements of these accounting irregularities that occurred at the end of the third quarter of 2004.

     Management expected the market value of this security to continue to improve during 2005 as the dividend of this security increased significantly. On April 1, 2005 the dividend rate was repriced to 3.64% with a tax equivalent yield of 4.95%, a 161 favorable basis point spread over the equivalent one year treasury rate. Additionally, management expected the market value of this security would improve as the investment community considers the impact of changes made by the Board of Freddie Mac such as changes in leadership and auditors, designed to improve the quality of financial reporting at Freddie Mac. On June 14, 2005, Freddie Mac issued its 2004 annual report to shareholders.

     Neither the dividend repricing on April 1, 2005, nor the issuance of the Freddie Mac annual report on June 14, 2005, significantly impacted the fair market value of the security. On June 30, 2005 the security had a market value of $41.30 per share and the Company recorded the other than temporary impairment of $8.70 per share.